EXHIBIT 5.1

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October 4, 2006

Laureate Education, Inc.
1001 Fleet Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

We have acted as counsel to Laureate Education, Inc., a Maryland Corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended, (i) 4,000,000 shares of the Company’s common stock, $0.01 par value (“Common Stock”), which are issuable pursuant to the exercise of options and other awards granted under the Company’s 2005 Stock Incentive Plan, (ii) 500,000 shares of Common Stock which are issuable pursuant to the Company’s
401(k) Retirement Savings Plan, and (iii) 85,000 shares of Common Stock issuable upon the exercise of that certain nonqualified stock option awarded to Rosemarie Mecca on October 1, 2005, as an inducement to her accepting employment with the Company (the shares of Common Stock referenced in clauses (i), (ii) and (iii) are hereinafter referred to as the “Shares” and the plans and stock option agreement so referenced are hereinafter referred to as the “Plans”).

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Plans, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company as now in effect and minutes of all pertinent meetings and actions of the Board of Directors of the Company and of the Compensation Committee of the Board of Directors of the Company.  In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plans.  The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock as were approved by the Company’s stockholders for issuance under the Plans.  The Company has also covenanted and we have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plans, the number of Shares which are then issuable and deliverable under the Plans.

We are members of the Bar of the State of Maryland, and we do not express any opinion herein concerning any law other than the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us and as of such date.  In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Maryland or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the Shares have been duly authorized and, assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of any required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper US LLP